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FOR IMMEDIATE RELEASE


FOR MORE INFORMATION CONTACT:

Raymond K. Ostby
Vice President Finance & Administration, CFO
Quickturn Design Systems, Inc.
(408) 914-6633


              QUICKTURN ANNOUNCES PRELIMINARY FIRST QUARTER 1998 RESULTS


SAN JOSE, CALIF. - April 3, 1998 - Quickturn Design Systems, Inc., (Nasdaq:
QKTN) today announced that revenue for the first quarter ended March 31, 1998, will be approximately $23.5 million, compared to 1997 first quarter results of $21.4 million. The company expects to incur a loss for the quarter of between $0.09 and $0.11 per share, compared to a loss per share of $0.13 in the first quarter of 1997, which included approximately $0.05 of loss net of tax associated with the merger of Quickturn and SpeedSim-TM-, Inc.

     Keith R. Lobo, Quickturn President and CEO said, "Revenue from the Asia-Pacific region came in significantly below our expectations for the first quarter. We have also seen weakness in certain segments of the U.S. market, particularly those that are heavily dependent on sales to the Asia-Pacific region. Europe has slightly exceeded our expectations, although not sufficiently to compensate for the shortfall elsewhere."

     Lobo added, "Although we have seen certain customers slow down their purchasing decisions during the first quarter, we also continue to see increases in the density and complexity of new design projects that are candidates for

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Quickturn's verification products. We are closely assessing our customers new design activity to better understand when the current slowdown is likely to reverse itself."

     "Given this result, our current assessment for 1998 is for revenue to increase 15-20% over 1997 revenue of $110.4 million," continued Lobo. "We have tightened expense controls in light of this quarter's performance. However, there are no plans for workforce reductions."

     "During the first quarter, we met all of our internal development milestones on several key projects for advanced technologies and future products. We will continue to invest in those projects as we believe they are critical to addressing emerging industry needs. In addition, we have been increasing our direct presence in several key regions, most recently Israel, where we are opening our first office to serve this important market."

     This press release contains forward-looking statements, including statements regarding expected results for the first quarter and future periods as well as statements regarding the company's markets. Actual results could differ materially from those described in the forward-looking statements as a result of factors including, but not limited to, the following: (i) the company is uncertain whether the recent weakness experienced in the Asia-Pacific and domestic markets will continue in the foreseeable future; (ii) many of the company's customers order on an as-needed basis and often delay delivery of firm purchase orders; (iii) the decision of customers to purchase the company's products involves a lengthy sales cycle which could result, among other things,


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in fluctuations of operating results and inventory obsolescence if expected orders are delayed or not received; (iv) the company expects increased competition, which could result in lost sales or price erosion; (v) the company's patents and other proprietary rights may not ensure adequate protection against competition; (vi) the company serves the electronics and semiconductor industries, which are noted for rapidly changing needs, and there can be no assurance that Quickturn's product enhancements or new product introductions will keep pace with or meet those rapidly changing needs or that new products offered by others will not be superior to those offered by Quickturn; and (vii) there can be no assurance that Quickturn can retain the services of key employees and key suppliers upon which the company is dependent to provide product advances, timely production and high levels of product quality and reliability.

     Quickturn Design Systems, Inc. is the industry pioneer in cycle-based simulation, reprogrammable logic emulation products and services for design verification of complex ICs and electronic systems. The company's high performance cycle-based simulation software is used to verify digital logic designs as they are being created. The company's emulation products create a "virtual silicon"-TM- representation of an electronic design to permit concurrent verification of ASICs and full-custom ICs with system hardware and software.

     Quickturn's customers, which include the leading electronics companies in the high-performance computing, multimedia, graphics and


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communications markets, are able to use these verification solutions to improve design quality, lower overall development costs and shorten time-to-market of their new products. Quickturn Design Systems, Inc. is headquartered at 55 W. Trimble Road, San Jose, CA 95131-1013; Telephone:
408-914-6000. For more information, visit the Quickturn website at http://www.quickturn.com or send e-mail to info@quickturn.com.

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Quickturn, the Quickturn logo, SpeedSim and virtual silicon are trademarks of
Quickturn Design Systems, Inc. All other trademarks are the property of their respective owners.